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RHONE FINANCE SA                                            EXHIBIT 10.(xviii)



PRIVATE & CONFIDENTIAL
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Mr. Jeffrey Kramer
Nevada Manhattan Mining, Inc.
5038 N. Parkway Calabasas
Calabasas, CA 91302
U.S.A.


                                                    Geneva, 26th November 1996

Dear Jeffrey,

We were very pleased to meet with Chris Michaels and yourself during your recent visit to Geneva. We have reviewed the information package on Nevada Manhattan Mining, Inc.'s projects in Nevada and Kalimantan respectively and are pleased to present you with our proposal for funding these projects as discussed during your recent visit.

Rhone Finance is pleased to enter into a financial advisory agreement with your Company in the form of the draft passed to you during your visit with us. By virtue of our relationships in the international investment banking community and our experiences in the mining finance sector, Rhone Finance is well equipped to substantially assist Nevada Manhattan Mining, Inc. by introducing the Company to sophisticated institutional investors and to secure appropriate sponsorship both retail and institutional.

The principal constituent parts of the proposed financial advisory agreement are:

1) A monthly retainer against time billed for advisory financial services provided as per the agreement. We propose a fee of US$7,500 per month be paid initially with a review after three months against actual time accruing and adjustment thereto by mutual agreement if required. All disbursements and out of pocket expenses will be invoiced and settled on a monthly basis.

2) A fee linked to any successful funding completed on your behalf, payable by way of a percentage against funds raised. The fee will be negotiated on a transaction by transaction basis and may be paid part in cash and part in shares. This will be dealt with by appending a schedule to the financial advisory agreement indicating the specific terms.

3) The issuance of a certain number of share purchase warrants to Rhone Finance to be determined at the conclusion of the due diligence exercise at a price to be negotiated by the parties.

4)      Reimbursement of out of pocket expenses.

5) All disbursements and out of pocket expenses will be invoiced with receipts where applicable and settled on a monthly basis.



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6)      The financial advisory agreement should be for an initial term of one year subject to three months notice by either party.

7) Both parties shall keep matters confidential arising out of the agreement and undertake not to make any public announcements without the prior consent of the other party in writing.

Through our client Rare Earth Resources "REZ", we will arrange with their investment bankers for them to take down a private placement of shares in Nevada, substantially in the form of the draft offering document you left with us. The amount will be amended so as to provide funding for your Nevada project with an additional allocation toward working capital requirements. Separate arrangements will be made whereby REZ will commit to provide all funding requirements for one or more of your projects in Kalimantan in return for a major interest in the claims. The amount of funding to be allocated to these projects and the REZ interest will be mutually determined when we have made a full assessment of the projects.

The foregoing will be subject to our completing a comprehensive due diligence programme which will include an on site visit by our consulting geologists and mining engineers of the Nevada mining property and the Company's corporate offices. It is assumed that full details of your projects in Kalimantan are available for review in Nevada, whereafter a determination will be made as to whether a visit to the Kalimantan properties is required. The due diligence programme will be conducted in parallel with discussions with REZ's investment bankers. Our objective with Management's co-operation, will be to complete the due diligence programme by year end and subject to the outcome thereof, to close off the first phase of the financing in the first quarter of 1997.

We are sending this proposal by fax and by mail. Please signify your acceptance of the terms of this proposal by signing and returning a copy of this letter by fax and by mail to the undersigned by the end of the week whereafter, the financial advisory agreement can be exchanged, and the due diligence programme will commence.

We look forward to a successful and rewarding relationship.


                                        Yours sincerely,


                                        /s/ ROGER A. LEOPARD

                                        Roger A. Leopard


We hereby confirm our agreement to the terms and conditions described in this letter.


Date:  December 3, 1996                           /s/ JEFFREY KRAMER
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                                                  Mr. Jeffrey Kramer